Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

June 5, 2014

Marrone Bio Innovations, Inc.

2121 Second St. Suite A-107

Davis, CA 95618

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Additional Registration Statement”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to the registration and sale of up to 575,000 shares (the “Additional Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”). The Additional Registration Statement incorporates by reference the Registration Statement on Form S-1 (File No. 333-196058) (the “Original Registration Statement”) originally filed with the Commission on May 16, 2014 and the related prospectus included therein (the “Prospectus”). All of the Additional Shares are to be sold by the Company as described in the Original Registration Statement and the Prospectus.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Additional Shares have been duly and validly authorized and upon issuance, delivery and payment therefore in the manner contemplated by the Additional Registration Statement, will be validly issued, fully paid for and nonassessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.

We consent to the use of this opinion as an exhibit to the 462(b) Registration Statement, and to all references to our firm included in or made a part of the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP